Exhibit 10.21

SEITEL, INC.

SUMMARY OF 2006 NON-EMPLOYEE DIRECTOR AND EXECUTIVE OFFICER
COMPENSATION AND INCENTIVE ARRANGEMENTS

NON-EMPLOYEE DIRECTOR COMPENSATION

For fiscal year 2006, non-employee directors of Seitel, Inc. (the "Company") receive an annual fee of $30,000, annual restricted stock awards of 25,000 (granted at the close of the first trading date of the calendar year), $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone conference, including committee meetings attended.  In addition, the Chairman of the Board receives $100,000 per year, the Lead Director, if any, receives $1,500 per day when performing services on behalf of the Company, and annual fees are paid to each committee chairman as follows: audit committee, $15,000; compensation committee, $10,000; corporate governance and nominating committee $7,500. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures.

EXECUTIVE OFFICER COMPENSATION

The Company has the following compensatory arrangements with each of its executive officers for fiscal year 2006.

Base Salaries

Name	Title	Base Salary
Robert D. Monson	President and Chief Executive Officer	$420,000
Kevin P. Callaghan	Executive Vice President and Chief Operating Officer	$347,000
Robert J. Simon	President - Seitel Data, Ltd.	$273,000
Garis Smith	President - Olympic Seismic, Ltd.	C $252,000(1)
William J. Restrepo	Executive Vice President, Chief Financial Officer and Secretary	$252,000
Marcia H. Kendrick	Senior Vice President, Chief Accounting Officer and Treasurer	$210,000

(1)   Represents Canadian dollars.

Incentive Plan for 2006

On February 9, 2006, based upon the recommendation of its Compensation Committee, the Board of Directors of the Company established the criteria to be used in determining cash bonuses and certain incentive equity awards (the "Incentive Plan") for fiscal year 2006.  The Company's named executive officers and certain other executives participate in the Incentive Plan, which is operated under the Company's 2004 Stock Option Plan (the "Plan").  The targets and financial performance measures established under the Incentive Plan are described below.  The Compensation Committee reserves the right to modify the targets and financial performance measures at any time, or to grant cash bonuses or equity awards to executive officers even if the performance goals are not met.  The cash bonuses and Performance Equity Awards (defined below) are subject to increase or decrease of up to 50% in the discretion of the Compensation Committee.  In order to receive a cash bonus and incentive equity award, if any, the participants must be employed by the Company on the date such cash bonuses and incentive equity awards are paid; however, Messrs. Monson, Callaghan and Restrepo may be eligible for a cash bonus payable after termination in accordance with the terms of each of their written employment agreements.  The Company expects to pay 2006 cash bonuses and Performance Equity Awards, if any, and Key Executive Awards (defined below) in early 2007.  The Compensation Committee reserves the right to modify the Incentive Plan for subsequent fiscal years.

Cash Bonuses

The Incentive Plan provides for a target cash bonus for each participant based upon a percentage of the participant's base salary, with the opportunity to earn anywhere from 0% to 200% of the target cash bonus.  The targets, as a percentage of base salary, for the Company's named executive officers are as follows:

Robert D. Monson,

   President and Chief Executive Officer                                                      90%

Kevin P. Callaghan,

   Chief Operating Officer and Executive Vice President                              60%

Robert J. Simon,

   President-Seitel Data, Ltd.                                                                      60%

Garis Smith

   President-Olympic Seismic, Ltd.                                                             45%

William J. Restrepo,

   Executive Vice President, Chief Financial Officer

   and Secretary                                                                                         50%

Marcia H. Kendrick,

   Senior Vice President, Chief Accounting Officer,

   and Treasurer                                                                                         30%

The Compensation Committee established cash margin, net of interest expense (80% weight) and client pre-funding percentage (20% weight) as the financial performance measures under the Incentive Plan.  Cash margin includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses, and cost of goods sold.  Cash resales result when the Company invoices customers for purchases of licenses to data from the Company's library.  Other cash revenues are primarily from the reproduction and delivery of seismic data.  Client prefunding percentage is the average of all revenue pre-commitments for each new survey as a percentage of the total cost of such survey.  Where the level achieved under the financial performance measures falls between zero and target level or target and maximum levels, the cash bonus is determined by interpolation.

Incentive Equity Awards

The Incentive Plan includes two categories of equity awards.  Robert D. Monson, Kevin P. Callaghan, Robert J. Simon, William J. Restrepo, and Marcia H. Kendrick are the executives currently eligible for the first category of equity award ("Key Executive Award(s)").  Unless modified by the Compensation Committee, Key Executive Awards in 2006 will be made in shares of restricted Common Stock in January of 2007 in the following dollar amounts: Mr. Monson, $378,000; Mr. Callaghan, $208,200; Mr. Simon, $163,800; Mr. Restrepo, $126,000; and Ms. Kendrick, $52,500.  The share amounts for these 2006 Key Executive Awards, will be calculated based on the average of closing prices of the Common Stock on the last trading day of each month during 2006.

All participants in the Incentive Plan are eligible for the second category of equity awards ("Performance Equity Awards"), which will be made in shares of restricted Common Stock (except as noted below) in a dollar amount equal to the participant's target percentage multiplied by the participant's cash bonus amount.  Performance Equity Awards will be made only if the participant meets the performance criteria to receive a cash bonus as described above.  The share amounts for any 2006 Performance Equity Awards, will be calculated based on the average of closing prices of the Common Stock on the last trading day of each month during 2006.  The named executive officers' target percentages for a Performance Equity Award are as follows:

Robert D. Monson,

   President and Chief Executive Officer                                                      90%

Kevin P. Callaghan,

   Chief Operating Officer and Executive Vice President                              60%

Robert J. Simon,

   President-Seitel Data, Ltd.                                                                      60%

Garis Smith,
   President-Olympic Seismic, Ltd.                                                             50%(1)

William J. Restrepo,
   Executive Vice President, Chief Financial Officer

   and Secretary                                                                                         50%

Marcia H. Kendrick,

   Senior Vice President, Chief Accounting Officer,

   and Treasurer                                                                                         50%

(1)        Approximately 40% of Mr. Smith's future Performance Equity Awards are expected to be made in shares of unrestricted Common Stock.